Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc

We consent to the use of our reports dated June 22, 2010, with respect to the consolidated statements of financial position of Prudential plc and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/ KPMG Audit Plc

February 24, 2011

KPMG Audit Plc
London, England